Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Nos. 333-134939, 033-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, 333-105880, 333-174582, and 333-189060) on Form S-8 and in the Registration Statement, as amended, (No. 333-198975) on Form S-3 of Covenant Transportation Group, Inc. of our report dated March 7, 2018 with respect to the consolidated balance sheet of Landair Holdings, Inc. as of December 31, 2017, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements, included in this Current Report of Form 8-K/A of Covenant Transportation Group, Inc. dated September 19, 2018.

/s/ Coulter & Justus, P.C.

Knoxville, Tennessee
September 19, 2018

Back to Form 8-K/A